Exhibit 10.28

LEHMAN BROTHERS HOLDINGS INC.

AGREEMENT EVIDENCING A GRANT OF

RESTRICTED STOCK UNITS

TO

Number of Restricted Stock Units	Date of Grant

Restricted Stock Units

1)              Grant of Units.  Pursuant to the Lehman Brothers Holdings Inc. 2005 Stock Incentive Plan (the “Plan”), Lehman Brothers Holdings Inc. (the “Company”) hereby grants you, as of the Date of Grant specified above, the number of Restricted Stock Units (“Units”) specified above (which number of Units may be adjusted pursuant to Paragraph 9 below) subject to the terms and conditions set forth herein and in the Plan.  A Unit represents the right to receive one share of common stock (par value $0.10 per share) of the Company (“Common Stock”).

2)              Additional Documents; Definitions.  Enclosed you will find a copy of the Plan which is incorporated in this instrument by reference and made a part hereof, and a copy of the Plan prospectus.  The Plan and the prospectus should be carefully examined.  All capitalized terms not defined herein shall have the meaning ascribed to such terms under the Plan.

3)              Vesting.  The Units awarded to you hereunder shall vest immediately upon the Date of Grant.

4)              Termination of Service.   Units are payable in shares of Common Stock upon termination of your service on the Board of Directors of the Company.  Delivery of Common Stock hereunder shall be made on the 30th day following termination of service.

5)              Dividend Equivalents.  As of each date a dividend or other distribution is paid or made on Common Stock to holders of record on and after the Date of Grant specified above, you shall be credited with a number of additional Units equal to the product of (i) the amount of such dividend or distribution paid on one share of Common Stock, multiplied by (ii) the number of Units then held by you, divided by the (iii) closing price of one share of Common Stock on the New York Stock Exchange on such date.  Such additional Units shall vest immediately.

6)              Limitation on Obligations.  The Company’s obligation with respect to the Units granted hereunder is limited solely to the delivery to you of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation (except for cash paid pursuant to Paragraph 8 below).

7)              Non-Assignment.  Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution.  If you or anyone claiming under or through you attempts to violate this Paragraph 7, such attempted violation shall be null and void and without effect, and the Company’s obligation to issue any Common Stock hereunder shall terminate.

8)              Change in Control.  Following the occurrence of any Change in Control that constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code, you shall be immediately entitled to receive (i) in the same form of consideration as that received by shareholders generally, the “undiscounted market value” (at the time of grant) of the shares of Common Stock underlying your outstanding Units (i.e., the fair market value of your Units determined on the date of grant) (the “Preliminary Consideration”), and (ii) an additional right to receive the excess, if any, of the price paid by an acquirer over such “undiscounted market value” (such excess amount, the “Deferred Consideration”), which right shall be deferred until the earlier of (X) two years following such Change in Control or (Y) the end of the term of any remaining restrictions (the “Deferred Period”), but your Units shall remain otherwise subject to all issuance restrictions during the Deferred Period.  Following the occurrence of any Change in Control that does not constitute a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code, you shall be entitled to receive both the Preliminary Consideration and the Deferred Consideration (if any) upon your termination of service on the Board of Directors of the Company.

9)              Equitable Adjustment.  In the event of any change in the outstanding shares of Common Stock by reason of any Common Stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of Common Stock other than regular cash dividends, occurring after the Date of Grant specified above, the number and kind of shares of Common Stock which may be issued with respect to Units shall be adjusted so as to reflect such change; provided that with respect to Units granted to you, any adjustments shall be made only as necessary to maintain your proportionate interest in shares of Common Stock and preserve, without exceeding, the value of such Units, and shall be consistent with the provisions of Code Section 409A.

10)        Code Section 409A. It is intended that none of the Units or payments otherwise due hereunder shall be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition upon you of an additional tax under Section 409A of the Code; provided that neither Holdings nor any of its employees or representatives shall have any liability to you with respect to any such taxes.  In the event that it is reasonably determined that, as a result of Section 409A of the Code, payments hereunder may not be made at the time contemplated by the terms of this Agreement or the Plan, as the case may be, without causing you to be subject to taxation under Section 409A of the Code, Holdings will make such payment on the first day that would not result in your incurring any tax liability under Section 409A of the Code.

11)        Amendment.  The terms of this Agreement may be amended from time to time by the Board in its sole discretion in any manner that it deems appropriate (including, but not limited to, the acceleration provisions).

12)        No Right to Continued Service.  The grant of Units shall not confer on you any right to be retained in the service of the Company, or to receive subsequent Units or other Awards under the Plan.  The right of the Company to terminate your service with it at any time or as otherwise provided by any agreement between the Company and you is specifically reserved.

13)        Applicable Law.  The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.